EXHIBIT 99

Marine Products Corporation Reports Fourth Quarter and Year-End 2014 Financial Results

ATLANTA, January 28, 2015 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2014.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral builds sterndrive, jet drive and outboard pleasure boats, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta WT Sportdecks, Signature Cruisers, SunCoast Sportdeck outboards and Vortex Jet Boats.  Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended December 31, 2014, Marine Products generated net sales of $37,441,000, a 5.9 percent decrease compared to $39,786,000 in the same period of the prior year.  The decrease in net sales was due to lower unit sales during the quarter as compared to the prior year.

Gross profit for the quarter was $7,434,000, or 19.9 percent of net sales, a 2.9 percent decrease compared to gross profit of $7,655,000, or 19.2 percent of net sales, in the same period of the prior year.  Gross profit for the fourth quarter declined compared to the prior year due to lower net sales for the quarter, partially offset by improved margins compared to the fourth quarter of last year.

Operating profit for the quarter was $2,537,000, a decrease of 7.9 percent compared to $2,756,000 in the fourth quarter of last year.  Selling, general and administrative expenses were $4,897,000 in the fourth quarter of 2014, a decrease of less than one percent compared to the fourth quarter of 2013.  As a percentage of net sales, these expenses increased from 12.3 percent in the fourth quarter of 2013 to 13.1 percent in the fourth quarter of 2014.   Interest income was $162,000 during the fourth quarter of 2014, an increase compared to $114,000 during the fourth quarter of 2013.

Net income for the quarter ended December 31, 2014 was $2,041,000, compared to net income of $2,142,000 for the fourth quarter of 2013, a decrease of 4.7 percent.  Diluted earnings per share were $0.05 in the fourth quarter of 2014, a decrease of $0.01 compared to the fourth quarter of the prior year.

Net sales for the twelve months ended December 31, 2014 were $171,050,000, an increase of 1.6 percent compared to the prior year.  Net income for the twelve months ended December 31, 2014 was $8,914,000 or $0.24 earnings per diluted share, compared to net income of $7,528,000, or $0.20 earnings per diluted share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “We are pleased to report growth at Robalo as well as strong acceptance of our Vortex Jet Boats, a product line that we introduced in 2014.  We are pleased with this model’s reception by dealers and customers.   Our profitability improved due to improved manufacturing efficiencies and a favorable model mix. At the end of the fourth quarter, our dealer inventories were comparable to the end of the fourth quarter 2013 but order backlog was higher.

Fourth Quarter and Year-End 2014 Earnings Press Release

“Early indications of attendance and sales at the winter boat shows have been positive.  Our sales at these early shows have shown that buyers are interested in larger boats, including larger sterndrive models, which is consistent with our fourth quarter model mix.  In addition, the recent steep decline in fuel prices and positive data regarding U.S. unemployment and consumer confidence are encouraging indicators for the strength of the upcoming retail selling season.  Based on these factors, as well as our healthy order backlog, we will increase production during the first quarter to meet this anticipated higher demand,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 28, 2015 at 8:00 a.m. Eastern Time to discuss the results for the quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com.  The live conference call can also be accessed by calling (877) 280-1254 or (212) 444-0896 and using the conference ID #1011959.  A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, statements about our belief that sales at winter boat shows have shown that buyers are interested in buying larger boats including larger sterndrive models; that the recent steep decline in fuel prices and positive data regarding U.S. unemployment and consumer confidence are encouraging indicators for the strength of the upcoming retail selling season; our plan to increase production during the first quarter of 2015 to meet the anticipated higher demand; and the statement that we are prepared to capitalize on opportunities to increase our market share to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers.  Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2013.

Fourth Quarter and Year-End 2014 Earnings Press Release

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

Fourth Quarter and Year-End 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
	2014	2013	% BETTER (WORSE)		2014	2013	% BETTER (WORSE)
Net Sales	$37,441	$39,786	(5.9	) %	$171,050	$168,293	1.6%
Cost of Goods Sold	30,007	32,131	6.6		138,379	138,480	0.1
Gross Profit	7,434	7,655	(2.9)		32,671	29,813	9.6
Selling, General and Administrative Expenses	4,897	4,899	0.0		20,665	20,307	(1.8)
Operating Profit	2,537	2,756	(7.9)		12,006	9,506	26.3
Interest Income	162	114	42.1		521	524	(0.6)
Income Before Income Taxes	2,699	2,870	(6.0)		12,527	10,030	24.9
Income Tax Provision	658	728	9.6		3,613	2,502	(44.4)
Net Income	$2,041	$2,142	(4.7	) %	$8,914	$7,528	18.4%

EARNINGS PER SHARE
Basic	$0.06	$0.06	0.0%		$0.24	$0.20	20.0%
Diluted	$0.05	$0.06	(16.7	) %	$0.24	$0.20	20.0%

AVERAGE SHARES OUTSTANDING
Basic	36,898	36,827			36,937	36,820
Diluted	37,187	37,237			37,228	37,144

Fourth Quarter and Year-End 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$4,072	$5,114
Marketable securities	3,653	5,639
Accounts receivable, net	2,369	2,021
Inventories	28,819	28,859
Income taxes receivable	123	692
Deferred income taxes	2,480	1,096
Prepaid expenses and other current assets	1,706	1,839
Total current assets	43,222	45,260
Property, plant and equipment, net	9,890	11,265
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	33,831	30,949
Deferred income taxes	3,214	3,177
Other assets	9,893	8,129
Total assets	$103,823	$102,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,577	$5,569
Accrued expenses and other liabilities	9,631	8,993
Total current liabilities	13,208	14,562
Long-term pension liabilities	7,039	6,420
Other long-term liabilities	82	88
Total liabilities	20,329	21,070
Common stock	3,813	3,810
Capital in excess of par value	3,895	3,583
Retained earnings	77,755	74,943
Accumulated other comprehensive loss	(1,969)	(853)
Total stockholders’ equity	83,494	81,483
Total liabilities and stockholders’ equity	$103,823	$102,553